Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
June 15, 2009
Cinemark, Inc. Commences Tender Offer and Consent Solicitation for its
9 3/4% Senior Discount Notes due 2014
PLANO, TEXAS — Cinemark, Inc. (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its 9 3/4% Senior Discount Notes due 2014 (CUSIP No. 17243RAB7), of which $419,403,000 principal amount at maturity remains outstanding (the “Notes”). In conjunction with the Tender Offer, the Company is also soliciting consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) to adopt proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all restrictive covenants and certain event of default provisions. Any holder who tenders Notes pursuant to the Offer must also deliver a consent. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 15, 2009 (the “Offer to Purchase”).
Holders who validly tender their Notes and deliver their consents at or prior to 5:00 p.m., New York City time, on June 26, 2009 (the “Consent Date”), unless extended, will be eligible to receive the Total Consideration. The “Total Consideration” pursuant to the Offer shall be $1,048.75 for each $1,000 principal amount at maturity of the Notes validly tendered at or prior to the Consent Date, and not validly withdrawn at or prior to the Consent Date, consisting of tender offer consideration of $1,018.75 for each $1,000 principal amount at maturity of the Notes (the “Tender Offer Consideration”) and a consent payment of $30.00 for each $1,000 principal amount at maturity of the Notes (the “Consent Payment”). Holders who validly tender their Notes after the Consent Date, but at or prior to 11:59 p.m., New York City time, on July 13, 2009 (the “Expiration Date”), will receive the Tender Offer Consideration but will not receive the Consent Payment. Holders of Notes who validly tender and do not validly withdraw their Notes pursuant to the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date, payable on the applicable settlement date.
Holders who desire to tender their Notes must consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering the related Notes. A Holder may not revoke its consent without withdrawing the Notes tendered pursuant to the Tender Offer. Holders may withdraw their tenders and revoke their consents at any time at or prior to 5:00 p.m., New York City time, on the Consent Date but not thereafter.
The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and the consents validly delivered, and not validly withdrawn, pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, the Company’s waiver of, certain conditions including (1) the tender of at least a majority in principal amount of the outstanding Notes at or prior to the Consent Date (and, thereby, obtaining the requisite consents for the proposed amendments to the indenture), (2) the consummation of the debt financing by Cinemark USA, Inc., a wholly-owned subsidiary of the Company, on terms satisfactory to

Cinemark USA, Inc., to finance the Offer and (3) certain other general conditions, each as described in more detail in the Offer to Purchase.
This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The Offer is being made solely pursuant to the Offer to Purchase and related transmittal documents.
The Company has retained Barclays Capital Inc. to serve as sole Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (888) 628-8208 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the terms of the Offer should be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 13, 2009 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Robert Copple or Nikki Sacks
Phone: 972-665-1500
Fax: (972) 665-1003
Visit Cinemark’s Website @ www.cinemark.com